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                                                                    Exhibit 99.1

       Monday, February 26, 2001
       Company Press Release
       SOURCE: Data Critical Corporation
       Data Critical Corporation Announces Management Changes

       BOTHELL, Wash.--(BW HealthWire)--Feb. 26, 2001 -- Data Critical Corporation (Nasdaq:DCCA), a leader in wireless communication in health care, announced today that Jeff Brown, president and CEO, has been appointed chairman of the company.

       With this change, he will no longer serve as president and CEO. The company also announced that current chairman and company founder, David Albert, will become chairman emeritus and remain chief scientist, and Data Critical Director Richard Earnest will take the position of interim CEO.

       "Over the last six years Jeff has provided tremendous leadership in building our company from a concept to becoming the leader in the wireless healthcare category," said Richard Earnest, interim CEO of Data Critical. "While he is stepping down from his role of managing daily operations to pursue other opportunities, with his involvement in the strategic direction of our company he will continue to contribute to the future success of Data Critical."

       "We are also fortunate to have Richard Earnest accept the position of interim president and CEO," stated Jeff Brown, chairman of Data Critical. "Richard has served as a director of Data Critical since May 1997 and has been chief executive officer for a number of public and private companies including VM Software, Edvision, AdvantEDGE Systems and Peregrine Systems. He is currently a director of RSA Security and serves on the board of several private companies. We will greatly benefit from his leadership and direction to guide our company in the near-term."

       Brown also stated that a search for a new CEO has been initiated.

       About Data Critical Corporation

       Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM).
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       The company has twenty-five partnerships with such industry leaders as Aether Systems, Agilent Technologies, CRITIKON, General Electric, LabCorp, Medtronic, Nextel, Siemens, Tyco and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.
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       Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on November 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.